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                                                                   EXHIBIT 10.41

                             EMPLOYMENT AGREEMENT
                             --------------------

     Employment Agreement, dated as of December 5, 1997 (the "Agreement"), by and between Physicians Resource Group, Inc., a Delaware corporation (the "Company"), and Richard A. Gilleland ("Employee"). This Agreement is executed on December 15, 1997, and is effective as of its date.

                             W I T N E S S E T H:
                             -------------------

     In consideration of the mutual covenants and conditions contained herein, the parties hereto agree as follows:

     Section 1. Employment. The Company hereby agrees to employ Employee, and Employee hereby accepts employment by the Company, upon the terms and subject to the conditions hereinafter set forth. During the term of his employment hereunder, the Employee shall be a member of the Board of Directors of the Company (the "Board of Directors" or the "Board"), and shall have the titles and hold the positions of Chairman of the Board, President and Chief Executive Officer of the Company.

     Section 2. Duties. In his capacity as President and Chief Executive Officer of the Company, the Employee shall perform such reasonable executive duties as a president and chief executive officer would normally perform or as otherwise specified in the By-laws of the Company, and such other reasonable executive duties as the Board of Directors of the Company may from time to time reasonably prescribe with the concurrence of Employee. Except as otherwise provided herein, except as may otherwise be approved by the Board of Directors of the Company, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, Employee agrees to devote substantially all of his available time to the performance of his duties to the Company hereunder, provided that nothing contained herein shall preclude the Employee from (i) serving on the board of directors of any business or corporation on which he is serving on the date hereof or, with the consent of the Board of Directors, serving on the board of directors of any other business or corporation, (ii) serving on the board of, or working for, any charitable or community organization, (iii) pursuing his personal financial and legal affairs so long as such activities do not materially interfere with the performance of Employee's duties hereunder, or (iv) continuing his current consulting arrangements with STERIS Corporation, or Clayton, Dubilier & Rice, Inc., or any of their respective subsidiaries or affiliates, and engaging in any activities in connection with such arrangements (subject to the provisions of Section 9 hereof). Each of the Company and Employee acknowledges that the principal executive offices of the Company will be located in Dallas, Texas. The Company acknowledges and agrees that, in accordance with Section 5(b) hereof, it will maintain an additional executive office at 2829 Townsgate Road, Suite 101, Westlake Village, California 91361 or such other place as is in or near Westlake Village, California or as Employee and the Company may mutually agree upon (the "Other Executive Office").

     Section 3. Term. Except as otherwise provided herein, the term of this Agreement shall be for three years (the "Initial Term"), commencing on the date of this Agreement. This Agreement shall be automatically renewed thereafter for successive one year terms (each such
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renewal term, an "Renewal Term") unless either party gives to the other written notice of termination no fewer than ninety (90) days prior to the expiration of any such Renewal Term, which notice shall expressly refer to this Section 3 of the Agreement and state that such party does not wish to extend this Agreement

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(any such notice, a "Non-Renewal Notice").  Any such Non-Renewal Notice given by the Company shall constitute a termination of Employee's employment without Cause for purposes of this Agreement. The Initial Employment Term, as the same may be extended by any Renewal Term, is referred to herein as the "Employment Term." The provisions of this Agreement shall survive any termination hereof.

     Section 4. Compensation and Benefits. In consideration for the services of the Employee hereunder, the Company shall compensate Employee and perform its other obligations as provided in this Section 4.

     (a) Base Salary. Commencing on the date hereof, Employee shall be entitled to receive, and the Company shall pay the Employee in equal bi-weekly installments, a base salary at a rate per annum of Three Hundred Sixty Thousand United States Dollars ($360,000), as increased from time to time by the Board of Directors of the Company or the Option and Compensation Committee of the Board of Directors (the "Compensation Committee"). Commencing in 1998 and from time to time at least annually thereafter, the Compensation Committee shall review and evaluate the annual base salary of the Employee in accordance with its standard policies and practices for key executive employee compensation and, in its discretion, may increase the Employee's annual base salary commencing on December 1, 1998 and on anniversaries of such date thereafter. The amount of such base salary for each respective annual one year period, including any increases hereafter approved, is referred to as the "Base Salary" for such respective one year period. The Employee's Base Salary may not and shall not be decreased or reduced, including but not limited to after giving effect to any such increase.

     (b) Bonuses. During the Employment Term, the Employee shall be eligible to participate in any annual fiscal year bonus program that may be provided by the Company for its key executive employees, subject to its terms and conditions. To the extent that any payment thereunder is subject to the achievement by the Company of certain financial performance objectives, such objectives shall not be less favorable to the Employee than those applicable to other executive employees participating thereunder. Employee shall receive a fixed bonus for 1997 on or before January 31, 1998 equal to Fifty-Four Thousand United States Dollars ($54,000), without regard to the achievement by the Company of any specific financial performance objectives. On or before March 31, 1998, the Board shall adopt a formal bonus plan (the "Executive Bonus Plan") for eligible senior executive officers, including Employee, which shall be in form and substance reasonably satisfactory to the Company and Employee and contain terms and conditions consistent with this Agreement. The Executive Bonus Plan shall provide to Employee (and he shall receive) a bonus for each calendar year after 1997 in the Employment Term in an amount at least equal to Six Hundred Thirty Thousand United States Dollars ($630,000) minus his Base Salary for such year. The Executive Bonus Plan shall provide Employee with a minimum target bonus opportunity of at least one hundred forty-five percent (145%) of Base Salary for each calendar year after 1997 in the Employment Term if the Company attains specified budgeted financial performance objectives for such year, and a maximum bonus opportunity of at least two hundred fifteen percent (215%) of Base Salary for such year if the Company exceeds such specified budgeted financial performance objectives for such year by specified targets. Such

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objectives and targets shall be determined on an annual basis each year during the Employment Term, and shall be reasonably satisfactory to the Company and Employee. The Executive Bonus Plan (including such objectives and targets) will be initially prepared by Employee or (to the extent he so determines) under his supervision and presented to the Compensation Committee for review. All bonuses payable to Employee under the Executive Bonus Plan or any other annual bonus plan shall be determined and paid on or prior to January 31 of the year following the year for which such bonus is payable.

     (c) Other Long Term Incentive Compensation. After 1997, Employee shall be entitled to participate in all long-term incentive compensation programs for key executives (if any) at a level commensurate with his position.

     (d) Other Benefits. During the term of this Agreement, Employee shall be entitled to participate in and receive benefits under any and all pension, profit-sharing, life and other insurance, medical, dental, health and other welfare and fringe benefit plans and programs, and be provided any and all other perquisites, that are from time to time made available to executive employees or other employees of the Company. Employee and his family and dependents shall in any event receive medical, dental, health and other welfare benefits from the Company, whether under such plans or otherwise, that are no less favorable to Employee and his family and dependents than the benefits that they shall have been receiving from STERIS Corporation (or any subsidiary or affiliate thereof) or any other prior employer of Employee immediately prior to his commencement of employment with the Company. Employee shall also be entitled to an amount of paid vacation per calendar year, and sick leave and illness and disability benefits, in accordance with such reasonable Company policy as may be applicable from time to time to key executive employees.

     (e) Options. To induce Employee to enter into employment with the Company and as a condition of his acceptance of such employment, effective upon the date of this Agreement, the Company shall grant to Employee an option to purchase One Million Five Hundred Thousand (1,500,000) shares of the Common Stock, par value $0.01 per share, of the Company (the "Common Stock") at an exercise price of Two and Nine-Sixteenths United States Dollars ($2.5625) per share (the "Option").
To evidence the Option, promptly after the execution of this Agreement, but in no event later than December 21, 1997, the Company shall execute and deliver to the Employee an option agreement (the "Option Agreement") substantially in the form of Exhibit A hereto, or otherwise in form and substance reasonably satisfactory to the Company and Employee, which shall contain terms and conditions consistent with this Agreement and shall provide, among other things, for the following:

          (i) The Option shall be immediately vested and exercisable upon grant, with an ultimate expiration date of the later of (x) December 5, 2007 and (y) the tenth anniversary of the date on which the Option is granted to Employee.

          (ii) The grant of the Option shall not be subject to any approval by stockholders of the Company.

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          (iii)  If Employee voluntarily terminates his employment without Good
     Reason (as defined in Section 6 hereof) prior to June 1, 1998, the Option shall remain exercisable for thirty (30) days following the date of such termination. In the event of any other termination of Employee's employment with the Company, the Option shall remain exercisable for three hundred sixty-five (365) days following the date of such termination.

          (iv) The shares of Common Stock of the Company issuable under the Option shall be fully registered and freely tradeable and shall be of the same class of voting common stock of the Company, with the same rights, powers and privileges, as is currently publicly traded on the New York Stock Exchange and registered with the United States Securities and Exchange Commission (the "SEC"). Without limiting the foregoing, such shares shall not be subject to any restriction, on transfer, on exercise of any right, power or privilege or otherwise, not applicable to all of such class of voting common stock generally. If such Option is not granted under any Company stock option plan, or Executive requests, the Company shall register such shares with the SEC for resale under a shelf registration statement in accordance with the terms of a Registration Rights Agreement (the "Registration Rights Agreement") substantially in the form of Exhibit B hereto, or otherwise in form and substance reasonably satisfactory to the Company and Employee, which shall contain terms and conditions consistent with this Agreement. The Company shall execute and deliver to Employee the Registration Rights Agreement concurrently with its execution and delivery to Employee of the Option Agreement.

     Section 5. Expenses and Other Employment-Related Matters. (a) It is acknowledged by the parties that Employee, in connection with the services to be performed by him pursuant to the terms of this Agreement, will be required to make payments for travel, entertainment and similar expenses. The Company shall reimburse Employee for all reasonable expenses incurred by Employee in connection with the performance of his duties hereunder or otherwise on behalf of the Company.

     (b) During the Employment Term, the Company, at its sole expense, shall maintain an Other Executive Office in or near Westlake Village, California, in addition to providing staff support for Employee at the principal executive offices of the Company. Such Other Executive Office shall, at Employee's election, either consist of the current California office occupied by him, or be such other office as shall be substantially the same size and provide substantially the same amenities as such current California office. In connection with the maintenance of the Other Executive Office, the Company shall
(i) pay the rent for the Other Executive Office, (ii) provide the Employee with services of a full-time secretary that he shall select on such terms and conditions as are customary for rank and file employees of the Company holding similar positions (provided that such terms and conditions shall be no less favorable than those applicable to Employee's current secretary immediately prior to Employee's commencement of employment with the Company), and (iii) pay such other reasonable office expenses as may be incurred by the Employee and office staff members in maintaining the Other Executive Office.

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     (c)  Employee shall receive a car leasing allowance of One Thousand United
States Dollars ($1,000) per month. Employee may continue to maintain his principal residence in California, and the Company shall promptly reimburse Employee for reasonable travel expenses between California and the principal executive offices of the Company and the reasonable living expenses of Employee incurred in connection with residing in or near the city or area in which the principal executive offices of the Company are located. The Company shall pay the fees and expenses of Employee's counsel, Debevoise & Plimpton, incurred by him in connection with the preparation and negotiation of this Agreement, the Option Agreement and all employment-related agreements and arrangements, promptly upon presentation of such counsel's invoice or invoices therefor.

     (d) If a federal, state or local income or other similar tax for any portion of the items for which the Company pays or reimburses Employee pursuant to this Section 5 is assessed against Employee by the Internal Revenue Service or any other taxing authority and the Company is unable to successfully contest such assessment, the Company shall promptly make an additional payment to Employee equal to the amount of the taxes, interest and penalties ultimately payable by Employee with respect thereto, plus any taxes due by reason of such additional payment.

     Section 6. Termination. Employee's employment may terminate prior to the end of the Employment Term as provided in this Section 6.

     (a) Death or Disability. Employee's employment will terminate (x) immediately upon the death of Employee during the term of his employment hereunder or (y) at the option of the Company, upon 30 days' prior written notice to Employee, in the event of Employee's disability. Employee shall not be deemed disabled unless, as a result of Employee's incapacity due to physical or mental illness (as determined by a physician mutually selected by Employee or his representative and the Company), Employee shall have been absent from and unable to perform his duties with the Company on a full-time basis for 120 consecutive business days. In the event of termination of Employee's employment pursuant to this Section 6(a):

          (1) The Company shall immediately pay Employee (i) any portion of Employee's Base Salary accrued but unpaid through the date of such termination, (ii) all payments and reimbursements under Section 5 hereof for expenses incurred prior to such termination, and (iii) a prorated annual bonus for the year of termination equal to one hundred forty-five percent (145%) of the amount calculated by dividing Employee's annual Base Salary at the date of such termination by twelve and multiplying the result by the number of months in the year of such termination that began or ended prior to the date of such termination. If the Company achieves target performance objectives for the entire year in which such termination occurs that, under the Executive Bonus Plan or any other then effective bonus plan, would have entitled Employee to receive an annual bonus for such year calculated at a percent greater than one hundred forty-five percent (145%) of Base Salary, Employee (or his estate) shall be entitled to receive, at the time such bonus would have normally been payable, an additional amount equal to (x) such larger bonus amount divided by twelve and multiplied by the number of months in the year of such termination

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     that began or ended prior to the date of such termination minus (y) the amount previously paid pursuant to clause (iii) of the preceding sentence.

          (2) The Employee shall be entitled to receive all vested benefits under the Company's otherwise applicable plans and programs.

     (b) For Cause. The Company may terminate the Employee's employment for Cause (as defined below) upon written notice by the Company to Employee, such termination to take effect on the date determined in accordance with the last paragraph of this Section 6(b) below to be the termination date for such purpose. In the event of termination of Employee's employment for Cause pursuant to this Section 6(b):

          (1) The Company shall immediately pay Employee (i) any portion of Employee's Base Salary accrued but unpaid through the date of such termination and (ii) all payments and reimbursements under Section 5 hereof for expenses incurred prior to such termination.

          (2) The Employee shall be entitled to receive all vested benefits under the Company's otherwise applicable plans and programs.

     For purposes of this Agreement, the term "Cause" shall mean Employee's (i) gross negligence in the performance of his duties as the Company's President and Chief Executive Officer, which gross negligence results in a material adverse effect on the Company, provided that no such gross negligence will constitute "Cause" if it relates to an action taken or omitted by Employee in the good faith, reasonable belief that such action or omission was in or not opposed to the best interests of the Company; or (ii) habitual neglect or disregard of his duties as the Company's President and Chief Executive Officer that is materially and demonstrably injurious to the Company, after written notice from the Company stating the duties Employee has failed to perform; or (iii) conviction of a felony, provided that no such conviction will constitute "Cause" if it relates to an action taken or omitted by Employee in the good faith, reasonable belief that such action or omission was in or not opposed to the best interests of the Company. The Employee's employment may not and shall not be terminated for Cause unless (1) the Board of Directors provides the Employee with written notice stating the conduct alleged to give rise to such Cause, (2) the Employee has been given an opportunity to be heard by the Board, (3) in the case of clause (i) or (ii) of the definition of Cause, the Employee has been given a reasonable time to cure, and the Employee has not cured, such negligence or failure to the reasonable satisfaction of the Board and (4) the Board has approved such termination by majority vote of the members of the Board of Directors, excluding the Employee.

     (c) By Company Without Cause. The Company may terminate Employee's employment at any time for any reason without Cause. In the event of any termination of Employee's employment by the Company without Cause:

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          (1)  The Company shall pay Employee severance pay for the Severance
     Period (as defined below), the per annum amount of which shall equal one hundred seventy-five percent (175%) of his Base Salary at the date of such termination. The Company shall pay such severance pay in installments on a bi-weekly basis with the first payment being made with respect to the first bi-weekly payroll period for executive employees commencing after the date of his termination of employment (but not later than 14 days after the date of such termination). The Company's obligation to make such payments shall be absolute and unconditional. Without limiting the foregoing, such payments shall not be subject to any right of offset or similar right, and Employee shall have no obligation of mitigation or similar obligation with respect thereto.

          (2) The Company shall immediately pay Employee (i) the portion of Employee's Base Salary accrued but unpaid through the date of such termination, (ii) all payments and reimbursements under Section 5 hereof for expenses incurred prior to such termination and (iii) a prorated annual bonus for the year of termination equal to one hundred forty-five percent (145%) of the amount calculated by dividing Employee's annual Base Salary at the date of such termination by twelve and multiplying the result by the number of months in the year of such termination that began or ended prior to the date of such termination. If the Company achieves target performance objectives for the entire year in which such termination occurs that, under the Executive Bonus Plan or any other then effective bonus plan, would have entitled Employee to receive an annual bonus for such year calculated at a percent greater than one hundred forty-five percent (145%) of Base Salary, Employee (or his estate) shall be entitled to receive, and the Company shall pay, at the time the bonus would have normally been payable, an additional amount equal to (x) such larger bonus amount divided by twelve and multiplied by the number of months in the year of such termination that began or ended prior to the date of such termination minus
     (y) the amount previously paid pursuant to clause (iii) of the preceding sentence.

          (3) Employee shall be entitled to receive all vested benefits under the Company's otherwise applicable plans and programs.

          (4) Following such termination, Employee shall be entitled to continue participation (including participation of dependents, where applicable) in all medical, dental, health and other welfare benefit plans (or receive comparable coverage if such participation is not permitted under the terms of such plans or if the Board, at its option, determines that it is in the best interests of the Company to provide such comparable coverage rather than continued participation in the Company's plans) until the end of the Severance Period upon the same terms and conditions that would have applied if Employee continued to be employed by the Company, provided that the benefits referred to in this clause (4) will cease if and to the extent Employee becomes eligible for similar benefits by reason of new employment.

     For purposes of this Agreement, the term "Severance Period" means (i) if the Employee's employment is terminated at or prior to the end of the Initial Term (including but not limited to by

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the giving of any Non-Renewal Notice or other notice as provided in Section 3 hereof), a period equal to the greater of (x) two full years beginning on the date of such termination and (y) the then remaining portion of the Initial Term and (ii) if the Employee's employment is terminated after the end of the Initial Term and prior to the end of the then-current Renewal Term (including but not limited to by the giving of any Non-Renewal Notice or other notice as provided in Section 3 hereof), a period equal to one full year beginning on the date of such termination.

     (d) By Employee for Good Reason. Employee may terminate his employment at any time for Good Reason. In the event of any termination of Employee's employment by Employee for Good Reason:

          (1) The Company shall pay Employee severance pay for the Severance Period, the per annum amount of which shall equal one hundred seventy-five percent (175%) of his Base Salary at the date of such termination. The Company shall pay such severance pay in installments on a bi-weekly basis with the first payment being made with respect to the first bi-weekly payroll period for executive employees commencing after the date of his termination of employment (but not later than 14 days after the date of such termination). The Company's obligation to make such payments shall be absolute and unconditional. Without limiting the foregoing, such payments shall not be subject to any right of offset or similar right, and Employee shall have no obligation of mitigation or similar obligation with respect thereto.

          (2) The Company shall immediately pay Employee (i) the portion of Employee's Base Salary accrued but unpaid through the date of such termination, (ii) all payments and reimbursements under Section 5 hereof for expenses incurred prior to such termination and (iii) a prorated annual bonus for the year of termination equal to one hundred forty-five percent (145%) of the amount calculated by dividing Employee's annual Base Salary at the date of such termination by twelve and multiplying the result by the number of months in the year of such termination that began or ended prior to the date of such termination. If the Company achieves target performance objectives for the entire year in which such termination occurs that, under the Executive Bonus Plan or any other then effective bonus plan, would have entitled Employee to receive an annual bonus for such year calculated at a percent greater than one hundred forty-five percent (145%) of Base Salary, Employee (or his estate) shall be entitled to receive, and the Company shall pay, at the time the bonus would have normally been payable, an additional amount equal to (x) such larger bonus amount divided by twelve and multiplied by the number of months in the year of such termination that began or ended prior to the date of such termination minus
     (y) the amount previously paid pursuant to clause (iii) of the preceding sentence.

          (3) Employee shall be entitled to receive all vested benefits under the Company's otherwise applicable plans and programs.

          (4) Following such termination, Employee shall be entitled to continue participation (including participation of dependents, where applicable) in all medical,

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     dental, health and other welfare benefit plans (or receive comparable coverage if such participation is not permitted under the terms of such plans or if the Board, at its option, determines that it is in the best interests of the Company to provide such comparable coverage rather than continued participation in the Company's plans) during the Severance Period upon the same terms and conditions that would have applied if Employee continued to be employed by the Company, provided that the benefits referred to in this clause (4) will cease if and to the extent Employee becomes eligible for similar benefits by reason of new employment.

     For purposes of this Agreement, "Good Reason" means (A) a material diminution of Employee's duties or responsibilities, (B) a reduction in Employee's Base Salary, or minimum annual bonus of at least seventy-five percent (75%) of Base Salary, or annual bonus or long-term incentive compensation opportunity, (C) a Change of Control (as defined in Section 7 hereof), (D) failure of the Board to adopt the Executive Bonus Plan by March 31, 1998, (E) failure of the Company to execute and deliver to Employee, on or prior to December 21, 1997, the Option Agreement and Registration Rights Agreement in form and substance reasonably satisfactory to Employee and containing terms and conditions consistent with this Agreement, (F) the Board requires Employee's principal place of business to be located other than at the current location of the Other Executive Office in Westlake Village, California, or at such location as Employee and the Company shall from time to time agree in writing, or (G) a material breach by the Company of any other provision of this Agreement that is not cured promptly after written notice to the Company by Employee.

     (e) By Employee Without Good Reason. Employee may terminate his employment at any time without Good Reason upon 20 days' prior written notice to the Company. In the event of any such termination of Employee's employment by Employee without Good Reason:

          (1) The Company shall immediately pay Employee (i) any portion of Employee's Base Salary accrued but unpaid through the date of such termination and (ii) all payments and reimbursements under Section 5 hereof for expenses incurred prior to such termination.

          (2) The Employee shall be entitled to receive all vested benefits under the Company's otherwise applicable plans and programs.

     (f) Resignation as Board Member. Upon any termination by the Company of Employee's employment, the Board shall be entitled, at its option, to remove Employee as a member of the Board. Any termination by Employee of his employment shall be deemed automatically to be a resignation by him as a member of the Board.

     (g) Excise Tax Gross Up Payments. If a Change of Control or other transaction triggers or results in the imposition upon Employee of any excise or similar tax under Section 4999 of the Internal Revenue Code (or any similar or successor provision), the Company shall pay (or cause any acquiror in such transaction to pay) any such excise or similar tax and make "gross-up"

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payments to Employee to the extent necessary so that Employee will receive the same net after-tax amount he would have received if no excise tax had been imposed on him.

     (h) No Penalty, Forfeiture or Liability. Any termination by Employee of his employment with the Company in accordance with the terms hereof shall be without penalty, forfeiture or liability arising out of such termination of any kind or nature. Notwithstanding any other provision hereof, any termination of Employee's employment on or after the occurrence of a Change of Control shall be deemed to be a termination by the Company without Cause (if by the Company) or by the Employee with Good Reason (in any other case).

     Section 7. Change In Control. For purposes of this Agreement, (1) the term "Person" means any corporation, partnership (general, limited or other), trust (business or other), company (limited liability, joint-stock, or other), business, firm, association, organization, individual, governmental instrumentality or entity, or other person or entity, (2) the term "Voting Stock" shall mean, as to any Person, the then-outstanding securities of or other interests in such corporation entitled to vote generally in the election of directors, trustees or similar managers of such Person, and (3) the term "Change in Control" shall mean:

     (a) The Company is merged, consolidated or reorganized into or with another corporation or other Person, or the stockholders of the Company approve such a merger, consolidation or reorganization, and as a result of such merger, consolidation or reorganization, the holders of the Voting Stock of the Company immediately prior to such transaction hold or would hold in the aggregate less than seventy percent (70%) of the combined voting power of the then-outstanding Voting Stock of the surviving corporation or Person immediately after such transaction; or

     (b) The Company sells or otherwise transfers all or substantially all of its assets to another corporation or other Person, or the stockholders of the Company approve such a sale or transfer, and either (x) as a result of such sale or transfer, the holders of Voting Stock of the Company immediately prior to such sale or transfer hold or would hold in the aggregate less than seventy percent (70%) of the combined voting power of the then-outstanding Voting Stock of such corpora tion or Person immediately after such sale or transfer, or (y) such corporation or Person does not assume all of the Company's obligations to the Employee pursuant to an instrument in form and substance reasonably satisfactory to the Employee; or

     (c) The Company is liquidated or dissolved, or the stockholders of the Company approve such a liquidation or dissolution; or

     (d) Any Person or "group" (as the term "group" is used in Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) becomes, or a report is filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act, disclosing that any Person or "group" (as the term "group" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become, the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rules or regulations promulgated under the Exchange Act) of securities representing

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30% or more of the combined voting power of the then-outstanding Voting Stock of the Company or 50% or more of the then-outstanding shares of Voting Stock of the Company; or

     (e) The Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has occurred or will occur in the future pursuant to any then-existing contract or transaction; or

     (f) If, during any period of two consecutive years, individuals who at the beginning of any such period constitute the Directors of the Company cease for any reason to constitute at least a majority thereof; provided, however, that for purposes of this clause (f) each Director who is first elected, or first nominated for election by the Company's stockholders, by a vote of at least two-thirds of the Directors of the Company then still in office who were Directors of the Company at the beginning of any such period (other than an election or nomination of any individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14a-11 or any successor rule or regulation promulgated under the Exchange Act) will be deemed to have been a Director of the Company at the beginning of such period.

     Section 8. Indemnification. (a) The Company agrees that, to the maximum extent permitted under the corporate laws of the State of Delaware or, if more favorable, the By-Laws of the Company as in effect on the date of this Agreement, (x) the Employee shall be indemnified and held harmless by the Company as provided under such corporate laws or such By-Laws, as applicable, for actions or matters taken, undertaken or omitted to be taken or undertaken, whether in connection with the performance of his duties and responsibilities under this Agreement, or otherwise on behalf of the Company or any of its Affiliates (as defined below), and (y) without limiting the foregoing, the Company shall indemnify and hold harmless the Employee from and against (i) any claim, loss, liability, obligation, damage, cost, expense, action, suit, proceeding or cause of action (collectively, "Claims") arising from or out of or relating to the Employee's acting as an officer, director, employee or agent of the Company or any of its Affiliates or in any other capacity, including any fiduciary capacity, in which the Employee serves at the request of the Company or any of its Affiliates, and (ii) any cost or expense (including fees and disbursements of counsel) (collectively, "Expenses") incurred by the Employee in connection with the defense or investigation thereof. If any Claim is asserted or other matter arises with respect to which the Employee believes in good faith the Employee is entitled to indemnification as contemplated hereby, the Company shall pay the Expenses incurred by the Employee in connection with the defense or investigation of such Claim or matter (or cause such Expenses to be paid) on a bi-weekly basis, provided that the Employee shall reimburse the Company for such amounts if the Employee shall be found, as finally judicially determined by a court of competent jurisdiction, not to have been entitled to indemnification hereunder.

     For purposes of this Section 8(a), the term "Affiliate" means any corporation or other entity (i) that, directly or indirectly, controls or is controlled by or under common control with the

Company or (ii) in respect of which the Company is the beneficial owner (as defined in Section 7(d) above) of at least 10% of its voting common stock or similar equity interests entitled to vote generally for the election of such corporation's or entity's board of directors, managers or trustees.

     (b) The Company agrees not to amend or modify its By-Laws as in effect on the date of this Agreement in any manner that would be adverse to Employee without the prior written consent of Employee. The Company further agrees to maintain directors and officers insurance that covers Employee as an insured in effect throughout the Employment Term in policy amounts not less than, and on terms and conditions no less favorable to Employee than, those of the directors and officers insurance policy that is currently in effect. The Company represents and warrants that it has previously provided to Employee a true, complete and correct copy of such policy.

     Section 9. Confidential Information. Employee recognizes and acknowledges that certain proprietary, non-public information owned by the Company and its affiliates, including without limitation proprietary, non-public information regarding customers, pricing policies, methods of operation, proprietary computer programs, sales, products, profits, costs, markets, key personnel, formulae, product applications, technical processes, and trade secrets (hereinafter called "Confidential Information"), are valuable, special and unique assets of the Company and its affiliates. Employee will not, during or after his term of employment, without the prior written consent of a member of the Board believed by Employee to have been authorized by the Board for such purpose, knowingly and intentionally disclose any of the Confidential Information obtained by him while in the employ of the Company to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, directly or indirectly (other than to an employee of the Company or its affiliates, a director of the Company or its affiliates, or a Person to whom disclosure is necessary or appropriate in Employee's good faith judgment in connection with the performance of his duties hereunder or otherwise on behalf of the Company), unless and until such Confidential Information becomes publicly available (other than as a consequence of the breach by Employee of his confidentiality obligations under this Section 9), and except as may be required (or as Employee may be advised by counsel is required) in connection with any judicial, adminis trative or other governmental proceeding or inquiry. In the event of the termination of his employment, whether voluntary or involuntary and whether by the Company or Employee, Employee will deliver to the Company and will not take with him any documents, or any other reproductions (in whole or in part) of any items, comprising Confidential Information (except that Employee may retain any documents or reproductions in his possession on the date hereof, his personal address, telephone and other contact lists and information, and any other documents or reproductions retained upon advice of counsel). Notwithstanding any other provision hereof, the term "Confidential Information" does not include any information that (a) is or becomes publicly available other than as the result of the breach by Employee of his confidentiality obligations under this Section 9, (b) became, is or becomes available to Employee on a nonconfidential basis from a source, other than the Company, that to Employee's knowledge is not prohibited from disclosing such information to Employee by a confidentiality obligation owed to the Company or (c) was known to Employee prior to becoming a member of the Board of Directors. The provisions of this
Section 9 shall expire and be of no further force or effect on the third anniversary of the date of termination of Employee's employment with the Company.

     Section 10. Noncompetition. During his employment with the Company pursuant to this Agreement, Employee will not knowingly and intentionally (i) engage, directly or indirectly, alone or as a partner, officer, director, employee or consultant of any other business organization, in any business activities that are substantially and directly competitive with the business activities then conducted by the Company (the "Designated Industry"), (ii) divert to any competitor of the Company in the Designated Industry any customer of Employee, which diversion has a material adverse effect on the Company, or
(iii) solicit or encourage any officer, employee, or consultant of the Company to leave its employ for employment by or with any competitor of the Company in the Designated Industry, which officer, employee or consultant so enters such competitor's employment and which occurrence has a material adverse effect on the Company, provided that Employee shall not be deemed to have breached his obligations under clause (ii) or (iii) of the preceding sentence if Employee takes such action in a good faith belief that such action is in the best interests of the Company. The parties hereto acknowledge that Employee's noncompetition obligations hereunder will not preclude Employee from (i) owning less than 5% of the common stock of any publicly traded corporation or other Person conducting business activities in the Designated Industry, (ii) serving as an officer, director, stockholder or employee of a corporation or other Person engaged in the healthcare industry whose business operations are not substantially and directly competitive with those of the Company, (iii) serving on the board of directors of any business or corporation on which he is serving on the date hereof, or (iv) continuing his current consulting arrangements with STERIS Corporation, or Clayton, Dubilier & Rice, Inc., or any of their respective subsidiaries or affiliates, and engaging in any activities in connection with such arrangements. If at any time the provisions of this
Section 10 are determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 10 will be considered divisible and will become and be immediately amended to only such area, duration and scope of activity as will be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and Employee agrees that this Section 10 as so amended will be valid and binding as though any invalid or unenforceable provision had not been included herein.

     Section 11. Arbitration. (a) Subject Claims; Initiation of Binding Arbitration. The matters, claims, rights, and obligations subject to these arbitration provisions consist of any and all rights, claims and obligations arising out of or relating to this Agreement or to the Employee's employment as it relates to this Agreement (collectively, "Subject Claims"). IN THE EVENT OF A DISPUTE BETWEEN THE PARTIES HERETO RELATING TO ANY SUBJECT CLAIM, THEN, UPON NOTICE BY ANY PARTY TO THE OTHER PARTY (AN "ARBITRATION NOTICE") AND TO THE AMERICAN ARBITRATION ASSOCIATION ("AAA"), LOS ANGELES, CALIFORNIA, THE DISPUTE SHALL BE SUBMITTED TO THREE (3) ARBITRATORS WHO ARE INDEPENDENT AND IMPARTIAL, FOR BINDING ARBITRATION IN LOS ANGELES, CALIFORNIA, IN ACCORDANCE WITH AAA'S NATIONAL RULES FOR THE RESOLUTION OF EMPLOYMENT DISPUTES (THE "RULES") AS MODIFIED OR SUPPLEMENTED HEREBY. THE COMPANY AND THE EMPLOYEE AGREE THAT THE LAWS OF THE STATE OF DELAWARE SHALL APPLY. The Company and the Employee further agree that, if the Employee prevails as to any material issue, the entire cost of such proceedings (including, without limitation, the Employee's reasonable attorneys fees) shall be borne by the Company. If the Employee does not prevail as to any material issue, the parties shall bear their own respective costs and expenses. The arbitrators' authority shall be to interpret the terms of this Agreement as applied to the facts of the Employee's employment by the Company (or its successors) and his rights under this Agreement. The parties agree that they will faithfully observe the provisions of this Section 11 and the Rules and that they will abide by and perform any award rendered by the arbitrators in accordance herewith and therewith. The arbitration shall be subject to the Federal Arbitration Act, 9 U.S.C. Section 1-16 (or to the principles enunciated by such Act in the event it may not be technically applicable). The award or judgment of the arbitrators shall be final and binding on all parties and judgment upon the award or judgment of the arbitrators may be entered and enforced by any court having jurisdiction. If any party becomes the subject of a bankruptcy, receivership or other similar proceeding under the laws of the United States of America, any state or commonwealth or any other nation or political subdivision thereof, then, to the extent permitted or not prohibited by applicable law, any factual or substantive legal issues arising in or during the pendency of any such proceeding shall be subject to all of the foregoing mandatory arbitration provisions and shall be resolved in accordance therewith. The agreements contained herein have been given for valuable consideration, are coupled with an interest and are not intended to be executory contracts.

     (b) Selection of Arbitrators. Promptly after the Arbitration Notice is given, AAA will select seven possible arbitrators, to whom AAA will give the identities of the parties and the general nature of the controversy. If any of those arbitrators disqualifies himself or declines to serve, AAA shall continue to designate potential arbitrators until the parties have seven to select from. After the panel of seven potential arbitrators has been completed, a two-page summary of the background of each of the potential arbitrators will be given to each of the parties, and the parties will have a period of 10 days after receiving the summaries in which to attempt to agree upon the arbitrators to conduct the arbitration. If the parties are unable to agree upon three arbitrators, then one of the parties shall notify AAA and the other party, and AAA will notify each party that it has five days from the AAA notice to strike two names from the list and advise AAA of the two names stricken. After expiration of the strike period, if all but three candidates have been stricken, the remaining three will be the arbitrators, but, if four or more have not been stricken, AAA shall select the three arbitrators from those not stricken. The decision of AAA with respect to the selection of the arbitrator will be final and binding in such case.

     (c) No Litigation. Unless and only to the extent mandatory arbitration is validly prohibited or limited by applicable law, statute or regulation, no litigation or other proceeding may ever be instituted at any time in any court for the purpose of adjudicating, interpreting or enforcing any of the rights, duties, liabilities or obligations hereunder of the parties hereto or any of their respective rights, duties, liabilities or obligations relating to any Subject Claim, or for the purpose of appealing any decision of an arbitrator, except a proceeding instituted (i) for the purpose of having the award or judgment of an arbitrator entered and enforced or (ii) to seek an injunction or restraining order (but not damages in connection therewith) in circumstances where such relief is available.

     (d) Arbitration Hearing. Within 10 days after the selection of the arbitrators, the parties and their counsel will appear before the arbitrators at a place and time designated by the arbitrators for the purpose of each party making a presentation and summary of the case. Thereafter, the arbitrators will set dates and times for additional hearings in accordance with the Rules until the proceeding is concluded. The desire and goal of the parties is, and the arbitrators will be advised that their goal should be, to conduct and conclude the arbitration proceeding as expeditiously as possible. If any party fails to appear at any hearing, the arbitrators shall be entitled to reach a decision based on the evidence that has been presented to them by the parties who did appear.

     Section 12. General. (a) Notices. All notices and other communications hereunder will be in writing, and will be deemed to have been duly given if delivered personally, or three (3) business days after being mailed by certified mail with return receipt requested, or upon receipt if sent by written telecommunication, to the relevant address set forth below, or to such other address as the recipient of such notice or communication will have specified to the other party hereto in accordance with this Section 12(a):

If to the Company, to:                with a copy to:

Physicians Resource Group, Inc.       Fulbright & Jaworski, L.L.P.
Three Lincoln Centre, Suite 1540      2200 Rose Avenue, Suite 2800
5430 LBJ Freeway                      Dallas, Texas 75201
Dallas, Texas 75240                   Attn: Linton E. Barbee
Attn: General Counsel                 Fax No.: (214) 855-8200
Fax No. : (972) 982-8299

If to Employee, to:                   with a copy to:

Richard A. Gilleland                  Debevoise & Plimpton
4994 Summit View Drive                875 Third Avenue
Westlake Village, California 91362    New York, New York  10022
Fax No.:  (805) 496-7401              Attn: David A. Brittenham
                                      Fax No.: (212) 909-6836

     (b) Withholding; No Offset. All payments required to be made by the Company under this Agreement to Employee will be subject to the withholding of such amounts, if any, relating to federal, state and local taxes as may be required by law. No payment under this Agreement will be subject to offset or reduction attributable to any amount or obligation Employee may owe or be liable for to the Company or any other Person.

     (c) Equitable Remedies. Each of the parties hereto acknowledges and agrees that upon any breach by Employee of his obligations under any of Sections 9 and 10 hereof, the Company will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief.

     (d) Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     (e) Waivers. No delay or omission by either party hereto in exercising any right, power or privilege hereunder will impair such right, power or privilege, nor will any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

     (f) Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

     (g) Captions. The captions in this Agreement are for convenience of reference only and will not limit or otherwise affect any of the terms or provisions hereof.

     (h) Reference to Agreement. Use of the words "herein," "hereof," "hereto" and the like in this Agreement refer to this Agreement only as a whole and not to any particular Section, subsection or provision of this Agreement, unless otherwise noted. Any reference to a "Section" or "subsection" shall refer to a Section or subsection of this Agreement, unless otherwise noted.

     (i) Successors and Binding Agreement. (1) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement shall be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any Persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement), but shall not otherwise be assignable, transferable or delegable by the Company. Without limiting the foregoing, the surviving or transferee corporation or other Person in any such transaction (whether by merger, consolidation, reorganization, transfer of business or assets, or otherwise) shall be subject to the provisions of Section 7 hereof and shall be deemed to be the Company for purposes of such provisions, regardless of whether such transaction itself constituted a Change of Control of the Company.

     (2) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except (x) in the case of the Company, as expressly provided in the preceding clause (1) of this Section 12(i), and (y) in the case of Employee, for a transfer by Employee's will or by the laws of descent and distribution. If Employee dies while any amounts would still be payable to him hereunder, such amounts will be paid to Employee's estate.

     (3) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and assigns.

     (j) Entire Agreement; Amendments and Waivers. This Agreement (together with the Option Agreement and the Registration Rights Agreement) contain the entire understanding of the parties, and supersede all prior agreements and understandings between them, relating to the subject matter hereof. This Agreement may not be amended or modified except by a written instrument hereafter signed by each of the parties hereto, and may not be waived except by a written instrument hereafter signed by the party granting such waiver.

     (K) GOVERNING LAW. THIS AGREEMENT AND THE PERFORMANCE HEREOF SHALL BE GOVERNED AND CONSTRUED IN ALL RESPECTS, INCLUDING BUT NOT LIMITED TO AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OR RULES OF CONFLICT OF LAWS THEREOF.

          EXECUTED as of the date and year first above written.

                                        PHYSICIANS RESOURCE GROUP, INC.


                                        By:
                                            ------------------------------------

                                        Its:
                                             -----------------------------------

                                        EMPLOYEE


                                        ----------------------------------------
                                        RICHARD A. GILLELAND

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